Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Zack Kubow (investors) (646) 536-7017 / 7020 scarrington@theruthgroup.com zkubow@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor PMA To Be Reviewed at FDA Panel

San Diego, CA, April 9, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced today that it has been informed by the U.S. Food and Drug Administration, or FDA, that it will convene an Advisory Panel meeting to review CryoCor’s pre-market approval application, or PMA, for the treatment of atrial flutter. The Advisory Panel meeting is expected to be held in June or July 2007, and a decision from the FDA on CryoCor’s PMA is expected in August 2007.

CryoCor reported that the chronic effectiveness of its cryoablation system, based upon a strict expert core lab analysis completed by an independent electrophysiologist, was statistically computed to be above 80%. An additional analysis performed utilizing a clinical assessment that CryoCor believes is comparable to the analysis from published literature demonstrates a chronic effectiveness above 90%. CryoCor believes the use of an expert core lab to determine the chronic effectiveness is a more rigorous evaluation than has been completed in other clinical trials for the treatment of atrial flutter.

Helen S. Barold, M.D., Chief Medical Officer of CryoCor said, “The FDA has stated that, as cryoablation is a new medical technology for the treatment of atrial flutter, it intends to convene an advisory panel to advise on our chronic effectiveness results. We look forward to presenting all of our data to the Advisory Panel. We strongly believe that our clinical data demonstrate a reasonable assurance of safety and effectiveness, and believe our device has an important role in the clinical arena for physician’s use in treating patients. “

Gregory Feld, M.D., the Principal Investigator for CryoCor’s atrial flutter pivotal trial stated “I am happy to participate in the presentation of clinical data on behalf of CryoCor at the upcoming Advisory Panel meeting. I believe it is important to make this new medical technology available as an alternative to existing treatments, as there are specific atrial flutter patients that would benefit from cryoablation therapy.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, or AF, and atrial flutter, or AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF, and has submitted a PMA for the treatment of AFL. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the timing for the Advisory Panel meeting, the comparability to published literature of the additional analysis that CryoCor has performed related to chronic effectiveness for atrial flutter of its Cryoablation System, the rigor of the chronic effectiveness evaluation performed by the expert core lab, the possible benefits to patient groups of cryoablation therapy, the safety and effectiveness of the Cryoablation System as demonstrated by its clinical data and, the possibility of receiving FDA approval for the use of the Cryoablation System to treat AFL, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the CryoCor’s ability to obtain regulatory approval in the United States for its Cryoablation System for use in treating AFL within its anticipated timeframes, if at all; risks associated with the Company’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere if its Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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